Exhibit 99.3

AGREEMENT TO DEVELOP AND LEASE

THIS AGREEMENT TO DEVELOP AND LEASE (this “Agreement”) is made and entered into as of December 15, 2004 (the “Effective Date”), by and between DUPAGE AIRPORT AUTHORITY, an Illinois municipal corporation (“Owner”), and CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“CPT”).

Recitals

A.            Owner is the owner of an approximately 800 acre tract of land located in DuPage County, Illinois, legally described on Exhibit A attached hereto and made a part hereof (the “Gross Property”).

B.            The Gross Property contains approximately 413.4 acres of land that is suitable for development as a technology park (said developable land is depicted on the Concept Plan, as hereinafter defined, and is referred to as the “Property”).

C.            Owner desires to grant to CPT and to one or more of its Affiliates or Designees (as such terms are hereinafter defined; CPT and said Affiliates and Designees are hereinafter individually and collectively referred to as the “Developer”), the option to lease all or a portion of the Property in multiple phases under one or more long term ground leases in order for Developer to construct on the Property a multi-phased technology park development, as more particularly described in that certain concept plan attached hereto as Exhibit B and made a part hereof (said concept plan is referred to as the “Concept Plan”, and said Property, as developed from time to time, is referred to as the “Project”), all in accordance with the terms and conditions hereinafter set forth.

D.            Developer desires to accept said right to lease all or a portion of the Property and to develop the Project, and CPT desires to pay to Owner the amounts specified herein, all in accordance with the terms and conditions hereinafter set forth.

Agreements

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, agreements, covenants and conditions set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto herein agree as follows:

1.             Option to Lease.  Owner hereby grants to Developer the exclusive option to lease all or a portion of the Property in multiple phases under one or more long term ground leases in order for Developer to construct on the Property a multi-phased development (sometimes referred to as the “DuPage Technology Park”), all subject to and in accordance with the terms and provisions of this Agreement, including the following:

(a)           Lease Notice.  Developer shall have the right, at any time during the Term (as hereinafter defined), to exercise its option to lease all or a portion of the Property, upon written notice to Owner (the “Lease Notice”) designating (i) that portion of the Property Developer desires to lease (said portion of the Property is referred to as the “Ground Lease Property”), and (ii) the proposed use of a Ground Lease Property, which shall conform in all material respects to the Concept Plan and other use restrictions applicable to the Property from time to time.  A parcel of Ground Lease Property need not be contiguous to other Ground Lease Property, but Developer’s designation and selection of Ground Lease Property shall be done from time to time in a manner that (i) maintains the economic integrity and viability of the Remaining Property (as hereinafter defined), (ii) does not render any portion of the Remaining Property insufficiently sized or located so as to prevent reasonable development of such portion in accordance with the Concept Plan, and (iii) comports with the over all site engineering for the Property, including storm water management criteria (the foregoing are referred to as “Site Selection Criteria”).  Subject to the provisions of this Agreement, on each Closing Date (as hereinafter defined), Owner and Developer shall enter into a lease for the Ground Lease Property (hereinafter referred to as the “Ground Lease”).  That portion of the Property that from time to time is not subject to a Ground Lease or a Lease Notice is referred to as the “Remaining Property”.

(b)           Form Ground Lease.  The Ground Lease shall, subject to the provisions of Section 6(c), conform in all material respects to that certain DuPage Technology Park Ground Lease Agreement attached hereto as Exhibit C and made a part hereof (the “Form Ground Lease”).  From and after the Effective Date, Owner and CPT shall use good faith efforts to agree upon the final form of the Form Ground Lease.  The parties shall endeavor to complete the final form of the Form Ground Lease on or before the expiration of the Inspection Period (as hereinafter defined).  In the event that the parties agree on any modifications to the Form Ground Lease, the parties agree to amend this Agreement by attaching a revised Exhibit C, which revised Exhibit C shall include all such agreed upon modifications to the Form Ground Lease.  In the event the parties are unable to agree upon the final form of the Form Ground Lease before the end of the Inspection Period, either party may terminate this Agreement by written notice to the other given within 15 days after the expiration of the Inspection Period.  Upon such termination, neither party shall have any further liability to the other hereunder (except for indemnity obligations).  In the absence of such termination, the parties shall continue to use good faith efforts to agree upon the final form of the Form Ground Lease.

(c)           Basic Lease Terms.  Each Ground Lease shall include, inter alia, the following basic terms and provisions:

(i)            Term.  50 years, with three consecutive ten-year options.

(ii)           Base Rent.  Base rent under a Ground Lease (defined as “Base Rent” under the Form Ground Lease) for the first year will be $.31 per square foot, based upon the total square footage of the applicable Ground Lease Property as calculated by the Updated Survey (as hereinafter defined), for the applicable Ground Lease Property for any Ground Lease entered into on or before the end of the first year of the Initial Payment Term (as hereinafter defined).  Base Rent for the first year for Ground Leases entered into subsequent to the first year of the Initial Payment Term shall be as set forth for the applicable year of the Term in the Base Rent Per Square Foot Schedule attached as Exhibit D hereto.  Base Rent shall increase two percent per year for ensuing 24 lease years; Base Rent for lease year 26 shall be “Market Rent” (as defined in the Form Ground Lease), with two percent annual increases for the ensuing 24 lease years; and Base Rent for the first year of any option term shall be Market Rent, with two percent annual increases for the ensuing nine lease years.

(iii)          Percentage Rent.  One percent of Gross Lease Revenues (as defined in the Form Ground Lease).

(iv)          Guaranty.  CPT will guaranty (the “CPT Guaranty”) the rents due under a Ground Lease until a certificate of occupancy is issued for the Ground Lease Property Improvements (as hereinafter defined).

(d)           DuPage Technology Park.  The parties recognize that the mission of the DuPage Technology Park is to provide a location in which researchers and businesses operate in close proximity in an environment that fosters the collaboration and innovation necessary to promote the development, transfer and commercialization of technology through a public-private partnership.  In recognition of this mission, the Concept Plan will include land uses necessary for successful technology park development.  These uses will be primarily research or technology oriented or will be of a such nature that they will grow businesses and create jobs to enhance the local area and assist the State of Illinois in competing regionally, nationally and internationally.  Category of uses are anticipated to be as follows:

•                                          Commercial/Technology Support

•                                          Commercial/Office/Technology Support

•                                          Commercial/Light Industry/Technology Applications

•                                          Light Industry/Technology Applications

Activities that comport with the foregoing are anticipated to include the following:

•                                          The conduct of activities which are considered “research”;

•                                          The conduct of activities which are “product development”;

•                                          The conduct of activities which are “high technology” oriented;

•                                          The conduct of activities to commercialize, market and distribute products;

•                                          The conduct of activities which use technology in the development and distribution of a product or service;

•                                          The conduct of prototype manufacturing;

•                                          The conduct of assembly of components or technical manufacturing;

•                                          The conduct of auxiliary activities required to serve the needs of employees and businesses within the DuPage Technology Park;

•                                          Offices of high quality companies or agencies whose location in the Technology Park is deemed beneficial to the purposes of the Technology Park;

•                                          The conduct of office, service and administrative functions; and

•                                          Activities having an educational orientation.

The parties will use their best efforts at obtaining tenants for the DuPage Technology Park whose activities are associated with the fields of nano-technology and bio-technology.  The terms “research”, “product development” and “high technology” shall include not only the definition of these terms as they are commonly and currently defined today, but as they may hereafter become defined in future years.

(e)           Development of Project.  Any portion of the Project that Developer elects to develop shall be developed in accordance with this Agreement, the Concept Plan, the Design Standards (as hereinafter defined), the Site Selection Criteria, the Development Plans (as hereinafter defined), the IGA (as hereinafter defined), and Legal Requirements (as hereinafter defined) (the foregoing development criteria are referred to collectively as the “Development Criteria”).

(f)            Not a Lease.  This Agreement is an option to lease, and (i) is not a lease, license or agreement for use or occupancy for any portion of the Property, (ii) does not and shall not grant CPT or Developer any right to use or occupy any portion of the Property (and CPT and Developer hereby waive any such rights), and (iii) does not and shall not create a landlord/tenant or licensor/licensee relationship between Owner and CPT or Developer.

(g)           Rights Reserved to Owner.  Notwithstanding anything to the contrary contained in this Agreement, Developer acknowledges that its exclusive right to lease the Property and develop the Project is subject to the rights reserved to Owner herein, as provided in Section 17 below, and as may be provided in a Ground Lease or the CCRs (as hereinafter defined.

2.             Term; Guaranteed Payments.

(a)           Term; Initial Payment Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire eight years after the Payment Commencement Date (as hereinafter defined), subject to extension or earlier termination as provided herein.  The portion of the Term that begins on the Payment Commencement Date and expires (subject to extension as provided herein) eight years after the Payment Commencement Date is referred to as the “Initial Payment Term,” and the last day of the Initial Payment Term is referred to as the “Initial Termination Date.”

(b)           Subsequent Payment Term.  CPT shall have the right to extend the Term (the “Extension Option”) for an additional eight year period commencing on the first day after the Initial Termination Date (as the same may be extended as provided herein, the “Subsequent Payment Term”), subject to the following conditions: (i) CPT shall have paid Owner all amounts due hereunder during the Initial Payment Term, (ii) no Developer Default (as hereinafter defined) exists at the time of exercise or on the commencement date of the Subsequent Payment

Term, (iii) Developer shall have executed Ground Leases for at least 125 acres of the Property during the Initial Payment Term; and (iv) CPT shall exercise the Extension Option by written notice to Owner no later than six months prior to the Initial Termination Date.  The last day of the Subsequent Payment Term is referred to as the “Subsequent Termination Date.”

(c)           Guaranteed Payments.  In consideration for the option to lease the Property and develop the Project and other rights granted to CPT and other Developers herein, this Agreement requires CPT to pay Owner certain amounts, whether or not Developer delivers any Lease Notice and enters into any Ground Lease for any Ground Lease Property, but subject to CPT’s right to terminate this Agreement as provided in Section 3(a).  The payments approximate the Base Rents that would be payable under Ground Leases if a portion of the Property was leased each year (25 acres per year during the Initial Payment Term and 28 acres per year during the Subsequent Payment Term, subject to a deferral during the second year of the Initial Payment Term and the extensions and deferrals provided below).  Accordingly, CPT hereby agrees to pay Owner the following amounts (“Guaranteed Payment(s)”) at the times and in the manner set forth below.

(i)            Initial Payment Term.  Commencing on the first day of the first calendar month following the expiration of the later to expire of (A) the Inspection Period and (B) the Design Standards Approval Period (as such terms are hereinafter defined; said first day is referred to as the “Payment Commencement Date”) and continuing on the first day of each calendar month thereafter during the Initial Payment Term, CPT shall pay to Owner the monthly portion of the Guaranteed Payment in the amount indicated for such year of the Initial Payment Term set forth on Exhibit E attached hereto and made a part hereof (the “Initial Guaranteed Payment Schedule”).

(ii)           Subsequent Payment Term.  In the event that CPT has exercised the Extension Option, then commencing on the first day of the Subsequent Payment Term and continuing on the first day of each calendar month thereafter during the Subsequent Payment Term, CPT shall pay to Owner the monthly portion of the Guaranteed Payment in the amount indicated for such year of the Subsequent Payment Term set forth on Exhibit F attached hereto and made a part hereof (the “Subsequent Guaranteed Payment Schedule” and, together with the Initial Guaranteed Payment Schedule, the “Guaranteed Payment Schedule”).

(d)           Deferrals of Increases in Guaranteed Payments.  Each Guaranteed Payment Schedule provides for certain annual increases in the amount of the Guaranteed Payment.(1)  For example, the Initial Guaranteed Payment Schedule provides for increases on the second through seventh anniversaries of the Payment Commencement Date.  CPT shall have the right to defer such annual increases, and extend the Initial Payment Term and/or Subsequent Payment Term, as applicable, and the Term, as follows:

(1)               An annual increase results from one or both of the following: (a) an annual two percent across the board increase in the Guaranteed Payments, and (b) an increase based upon an assumed rate of Ground Lease activity (i.e., an additional 25 acres per year will be leased during the Initial Payment Term (except during the second year) and an additional 28 acres per year will be leased during the Subsequent Payment Term).  An increase in the Guaranteed Payments described in clause (b) is referred to as a “Takedown Increase.”

(i)            During the Initial Payment Term, CPT shall have the right to defer for one year each any two of the annual Takedown Increases that are scheduled after the fifth year of the Initial Payment Term and extend the Initial Payment Term and the Term accordingly (each, an “Initial Payment Term Deferral and Extension”).  Each request (a “Initial Term Deferral and Extension Request”) for an Initial Payment Term Deferral and Extension shall be in writing and shall be delivered at least 120 days prior to the scheduled increase to be deferred.  So long as no Developer Default exists at the time of exercise or as of the date the scheduled increase would have taken effect, each Initial Term Deferral and Extension Request shall have the effect of deferring each scheduled Takedown Increase for one year and shall extend the Initial Payment Term for one year, and CPT shall continue to pay Guaranteed Payments in the amount in effect prior to the scheduled Takedown Increase, but subject to the annual two percent increase.

For example, and not by way of limitation, if the annual Guaranteed Payment for the fifth year of the Initial Payment Term is $1,461,673, and is scheduled to increase to $1,863,633 for the sixth year of the Initial Payment Term, and CPT elects to defer the Takedown Increase for the sixth year, upon a proper exercise of a Initial Payment Term Deferral and Extension (A) the Takedown Increase for the sixth year would be deferred until the seventh year, (B) the Guaranteed Payment for the sixth year would be $1,490,907 (which reflects only the two percent annual increase), and (C) the Initial Payment Term would be extended from eight to nine years.

No Initial Payment Term Deferral and Extension shall extend the term of any Ground Lease theretofore entered into or affect the amount of rent payable thereunder.

Notwithstanding any of the foregoing to the contrary, CPT may not exercise the second Initial Payment Term Deferral and Extension, and any previous exercise shall be ineffective, if at the time of such exercise or at the commencement of the applicable year of the Initial Payment Term 175 acres of the Property are then subject to Ground Lease(s).  In such event, CPT may nonetheless defer for one year the applicable Takedown Increase and extend the Initial Payment Term and the Term by converting the applicable Initial Term Deferral and Extension Request to one of the two permitted Payment Extension Requests by paying the amount described in Section 2(d)(iii) below.

(ii)           During the Subsequent Payment Term, CPT shall likewise have the right to defer for one year each any two of the annual Takedown Increases in the Guaranteed Payment that are scheduled after the fifth year of the Subsequent Payment Term and extend the Subsequent Payment Term and the Term accordingly (each, an “Subsequent Payment Term Deferral and Extension”).  Each request (a “Subsequent Term Deferral and Extension Request”) for an Subsequent Payment Term Deferral and Extension shall be in writing and shall be delivered at least 120 days prior to the scheduled increase to be deferred.  So long as no Developer Default exists at the time of exercise or as of the date the scheduled increase would have taken effect, each Subsequent Term Deferral and Extension Request shall have the effect of deferring each scheduled Takedown Increase for one year and shall extend the Subsequent Payment Term for one year, and CPT shall continue to pay Guaranteed Payments in the amount in effect prior to the scheduled Takedown Increase, but subject to the annual two percent increase.

No Subsequent Payment Term Deferral and Extension shall extend the term of any Ground Lease theretofore entered into or affect the amount of rent payable thereunder.

(iii)          During the Initial Payment Term, CPT shall have an additional right to defer for one year each any two of the annual Takedown Increases that are scheduled after the fifth year of the Initial Payment Term and extend the Initial Payment Term and the Term accordingly (each, a “Payment Extension”), subject to the following conditions: (A) CPT requests such extension in writing (each request, a “Payment Extension Request”) at least 120 days prior to the scheduled increase to be deferred, (B) no Developer Default exists at the time of exercise or as of the date the scheduled increase would have taken effect, (C) CPT pays to Owner an amount equal to the product of 272,250(2) times R, where R equals the amount set forth opposite the year to which the Takedown Increase is being deferred on the Rent Per Square Foot Schedule (example provided below), (D) CPT continues to pay Guaranteed Payments in effect prior to the scheduled Takedown Increase, but subject to the annual two percent increase, and (E) any Initial Term Deferral and Extension Option that has not theretofore been exercised shall terminate once any Payment Extension is exercised during the Initial Payment Term.

For example, and not by way of limitation, if both Initial Payment Term Deferrals and Extensions were exercised in succession after the fifth year of the Initial Payment Term set forth in subparagraph 2(d)(i) above (and consequently the Initial Payment Term is now 10 years), and if the annual Guaranteed Payment for the seventh year of the Initial Payment Term is $1,520,725, and is scheduled to increase to $1,938,420 for the eighth year of the Initial Payment Term, and CPT elects to defer the Takedown Increase for the eighth year pursuant to a Payment Extension, upon a proper exercise of a Payment Extension, CPT would pay Owner, in addition to other amounts due, a fee equal to $96,921 (272,250 x $0.356), and (A) the Takedown Increase for the eighth year would be deferred until the ninth year, (B) the Guaranteed Payment for the eighth year would be $1,551,139 (which reflects only the two percent annual increase), and (C) the Initial Payment Term would be extended from ten to eleven years.

No Payment Extension shall extend the term of any Ground Lease theretofore entered into or affect the amount of rent payable thereunder.

(iv)          During the Subsequent Payment Term, CPT shall likewise have two Payment Extensions, which may be exercised to defer for one year each any two of the annual Takedown Increases that are scheduled after the fifth year of the Subsequent Payment Term and extend the Subsequent Payment Term and the Term accordingly, subject to the following conditions: (A) CPT delivers a Payment Extension Request at least 120 days prior to the scheduled increase to be deferred, (B) no Developer Default exists at the time of exercise or as of the date the scheduled increase would have taken effect, (C) CPT pays to Owner an amount equal to the product of 304,920(3) times R, where R equals the amount set forth opposite the year

(2)               272,250 is 25 percent of the number of square feet in a presumed 25 acre Ground Lease Property takedown (.25 x 25 x 43,560).

(3)               304,920 is 25 percent of the number of square feet in a presumed 28 acre Ground Lease Property takedown (.25 x 28 x 43,560).

to which the Takedown Increase is being deferred on the Rent Per Square Foot Schedule, (D) CPT continues to pay Guaranteed Payments in effect prior to the scheduled Takedown Increase, but subject to the annual two percent increase, and (E) any Subsequent Term Deferral and Extension Option that has not theretofore been exercised shall terminate once any Payment Extension is exercised during the Subsequent Payment Term.

(e)           Initial Payment Term Extension for Infrastructure Delay.  In addition to the deferral and extension rights granted pursuant to subparagraph 2(d) above, in the event the Infrastructure Improvements (as hereinafter defined) are not substantially completed in accordance with the Infrastructure Improvements Scope and Schedule (as hereinafter defined), the Initial Payment Term may be extended by the number of days of such delay (said extensions are hereinafter collectively referred to as the “Infrastructure Delay Extensions”) as provided in this subsection.  If the Infrastructure Improvements are not substantially completed in accordance with the Infrastructure Improvements Scope and Schedule and CPT in good faith determines that such delay will have a material adverse effect of Developer’s ability to develop the Project, then it shall notify Owner of same (the “Infrastructure Delay Notice”).  The Infrastructure Delay Notice shall be in writing and shall specify in reasonable detail the reason why CPT is entitled to the extension and the length of the extension.  Either party may invoke the Dispute Resolution Procedure set forth in Exhibit G to resolve any issues regarding whether CPT is entitled to the extension and the length of the extension.  Agreed upon Infrastructure Delay Extensions shall have the effect of deferring each scheduled increase in the amount of the Guaranteed Payment by the applicable period and shall extend the Initial Payment Term and the Term by the applicable period, and CPT shall continue to pay Guaranteed Payments in the amount in effect prior to the scheduled increase that is being deferred.  If requested by either party, the parties shall amend this Agreement by attaching new Guaranteed Payment Schedules that have been revised to reflect the effect of any Infrastructure Delay Extensions.

No Infrastructure Delay Extensions shall extend the term of any Ground Lease theretofore entered into or affect the amount of rent payable thereunder.

(f)            Roosevelt Road Reconfiguration.  The Subsequent Guaranteed Payment Schedule is based, in part, upon the parties’ anticipation that the right of way for Roosevelt Road will be reconfigured as set forth on Exhibit H attached hereto and by this reference incorporated herein (the reconfiguration is referred to as the “Roosevelt Road Reconfiguration”, and the portion of the Property falling within the Roosevelt Road Reconfiguration, which consists of approximately 64.88 acres, is referred to as the “Roosevelt Road Property”).  Accordingly, in the event that the Roosevelt Road Reconfiguration has not been completed on or before the 13th anniversary of the Payment Commencement Date, and, as a result thereof, in CPT’s good faith judgment all or a portion of the Roosevelt Road Property is unsuitable for development, CPT shall have the right, to be exercised by written notice to Owner (the “Roosevelt Road Reduction Notice”) delivered within 60 days after such 13th anniversary, to require a reduction in the Subsequent Guaranteed Payment Schedule by an amount equal to the square footage of the Roosevelt Road Property, as verified by the Survey (as hereinafter defined), times R, where R equals the amount set forth opposite the year in which CPT delivers the Roosevelt Road Reduction Notice on the Rent Per Square Foot Schedule.  If CPT so exercises this right, (i) the Roosevelt Road Reduction Amount shall be applied against amounts due in accordance with the Subsequent Guaranteed Payment Schedule, on a dollar for dollar basis, in inverse order of maturity, (ii) Developer shall have no further right or option to lease the Roosevelt Road Property, (iii) Owner shall be entitled to deal with the Roosevelt Road Property free and clear of any rights of Developer, and (iv) this Agreement shall otherwise remain in full force and effect.

If the Roosevelt Road Reduction Notice is not delivered within said 60-day period, CPT shall be deemed to have waived this right.

No Roosevelt Road Reduction Amount shall extend the term of any Ground Lease theretofore entered into or affect the amount of rent payable thereunder.

(g)           Condemnation; Lease Notice Terminations.  In the event that, at any time prior to the Subsequent Termination Date, (i) any portion of the Remaining Property is taken pursuant to a condemnation or eminent domain proceeding, as further described Section 13 below (a “Condemnation”), or (ii) Developer elects to terminate a Lease Notice with respect to the Ground Lease Property described therein pursuant to Section 3(e) below or because of Updated Unpermitted Exceptions or New Survey Defects, as further provided in Section 4 below, or (iii) either party elects to terminate the transaction contemplated by a Lease Notice for failure of a condition, as further provided in Section 10 below (the events described in clauses (ii) or (iii) being referred to as a “Lease Notice Termination”), the Subsequent Guaranteed Payment Schedule shall be reduced by the Loss of Developable Land Amount.  As used herein, “Loss of Developable Land Amount” means an amount equal to the product of the number of square feet of the Remaining Property taken by Condemnation or that is subject to a Lease Notice Termination, as the case may be, times R, where R equals the amount set forth opposite the year in which the applicable Condemnation or Lease Notice Termination occurs on the Rent Per Square Foot Schedule.  The Loss of Developable Land Amount shall be applied against amounts due in accordance with the Subsequent Guaranteed Payment Schedule, on a dollar for dollar basis, in inverse order of maturity.

No Loss of Developable Land Amount shall extend the term of any Ground Lease theretofore entered into or affect the amount of rent payable thereunder.

(h)           Ground Lease Base Rents Credit Against Guaranteed Payments.  Notwithstanding anything to the contrary contained in this Agreement,

(i)            during the Initial Payment Term, the Guaranteed Payment due on any date shall be reduced by (A) Ground Lease Base Rents (as defined in the Form Ground Lease) actually received by Owner on such date with respect to Ground Leases for which the CPT Guaranty is still in effect (it being the intent of the parties that CPT’s shall act as a direct payment obligor hereunder and as a guarantor under a Ground Lease until all certificates of occupancy have been issued for all buildings constructed or to be constructed on a Ground Lease Property), and (b) Ground Lease Base Rents payable on such date with respect to Ground Leases for which the CPT Guaranty has expired (said credited amounts are collectively referred to as the “Base Rent Amounts”); and

(ii)           during the Subsequent Payment Term, the Guaranteed Payment due on any date shall be reduced by (A) Base Rent Amounts paid pursuant to Ground Leases executed prior to the Initial Termination Date, to the extent that said Base Rent Amounts are attributable to acreage in excess of 175 acres, in the aggregate, and (B) Base Rent Amounts under Ground Leases entered into after the Initial Termination Date.

(i)            Revised Guaranteed Payment Schedules.  In the event any provision of this Agreement provides for a change, extension or deferral of a Guaranteed Payment set forth in a Guaranteed Payment Schedule, either party may request that this Agreement be amended by attaching a new Guaranteed Payment Schedule that has been revised to reflect the effect of any such change, extension or deferral.

By way of example, the Initial Guaranteed Payment Schedule attached as Exhibit E and the Subsequent Guaranteed Payment Schedule attached as Exhibit F each include as an example a second schedule that shows the effect of each Initial Payment Term Deferral and Extension, Subsequent Payment Tern Deferral and Extension and Payment Extension being exercised in succession after the fifth year of the Initial Payment Term and Subsequent Payment Term, as applicable.

3.             Due Diligence.

(a)           Inspection Period.  For a period commencing on the Effective Date and expiring 120 days thereafter (the “Inspection Period”), Developer, its agents and representatives shall have the right to: (i) perform inspections and tests of the Project, including, but not limited to, an Environmental Assessment (as hereinafter defined); (ii) examine the Property Documents (as hereinafter defined), as further provided below; (iii) make investigations with regard to zoning, environmental, building code and other legal requirements; (iv) make or obtain market studies and real estate tax analyses; and (v) analyze the financial feasibility of developing the Project (the foregoing inspections, tests and reviews are collectively referred to as the “Property Due Diligence”).

If CPT is not satisfied with the results of the Property Due Diligence for any reason, then CPT may, by written notice to Owner, given not later than the last day of the Inspection Period, terminate this Agreement.  Upon such termination, neither party shall have any further liability to the other hereunder (except for indemnity obligations).

(b)           Documents to be Made Available.  During the Inspection Period, Owner shall make available to Developer (upon reasonable prior notice and during customary business hours) for inspection and, with Owner’s reasonable consent, photocopying, at Owner’s location, such of the following documents as are in Owner’s possession (collectively, “Property Documents”):

(i)            Copies of all reports or studies (including engineering, soil boring and physical inspection reports of employees, principals, consultants, Governmental Authorities or insurance carriers) in respect of the physical condition or operation of the Property or recommended improvements thereto.

(ii)           Copies of all documentation, reports, plans, studies and information related to the environmental condition of the Property.

(iii)          A copy of all bills issued for the three most recent years for which bills have been issued for all real estate taxes and personal property taxes, and a copy of any and all notices pertaining to real estate taxes or assessments applicable to the Property.  In the event that any taxes or assessments for said years have been appealed, Owner shall provide Developer with copies of all petitions for appeal and evidence of full payment of the cost of any such appeals, including the full payment of attorneys’ fees.

(iv)          All other studies, reports, maps and documents related to the Property, including, without limitation, engineering reports, surveys, environmental reports, traffic circulation, operating methods, flood control and drainage plans, design renderings, shop drawings, feasibility studies, documents relating to any special use, conforming use or zoning variance, and all correspondence with governmental agencies or their personnel concerning the same, but excluding market analyses.

(c)           Environmental Site Assessments.  Developer shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete so-called “Phase 1” and/or “Phase 1I” environmental inspections and assessments (herein referred to as the “Environmental Assessment”) of the Property, and Owner acknowledges and consents to such Environmental Assessment.  In order to facilitate the Environmental Assessment and technical review of relevant Property Documents, Owner shall cooperate reasonably (but without third party expense to Owner) with Developer and its environmental consultants, including, without limitation, providing access to all files and responding to all reasonable questions.  The Environmental Assessment may evaluate the present and past uses of the Property, and the presence on, in or under the Property (and on, in or under land sufficiently proximate to the Property) of any Hazardous Materials.

Developer acknowledges certain conditions of the Property that are disclosed on Schedule 16(b) attached hereto.

(d)           Conduct of Inspections.  Prior to Developer entering the Property to conduct any Property Due Diligence, CPT shall give Owner reasonable prior notice, and shall obtain and maintain, at CPT’s sole cost and expense, and shall deliver to Owner evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Owner, shall deliver to Owner evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Owner, in the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) combined single limit per occurrence (with a TEN MILLION DOLLAR ($10,000,000.00) umbrella for any injury or damage (personal, property or otherwise), such policy to name Owner and such other parties related to Owner as it may reasonably designate as an additional insured party, which insurance shall provide coverage against any claim arising in connection with the acts, omissions or activities of Developer or its agents, employees or contractors in connection with the Property Due Diligence.

Developer shall cause all Property Due Diligence to be performed in a manner that does not unreasonably disturb or disrupt the tenancies or business operations of any user of the Property or Owner’s business operations at its airport (which lies to the north of the Property) and that minimizes damage (including crop damage) or change to the present character of the Property.  In the event that, as a result of any Property Due Diligence, any damage occurs to the Property, then CPT shall promptly repair such damage, at CPT’s sole cost and expense, so as to return the Property to substantially the same condition as it was in prior to such damage or change.  CPT hereby indemnifies, protects, defends and holds Owner harmless from and against any and all losses, damages, causes of action, judgments, damages, costs and expenses that Owner may suffer or incur in connection with the acts, omissions or activities of Developer or its agents, employees, or contractors in connection with the Property Due Diligence.

(e)           Continuing Property Due Diligence.  After the Inspection Period, Developer may continue to conduct Property Due Diligence in the manner and subject to the conditions provided for herein, but shall have no further right to terminate this Agreement as a result of any such inspection or dissatisfaction with the results thereof.  Notwithstanding the foregoing, in the event Developer issues a Lease Notice, but within 60 days of its issuance, Developer becomes unsatisfied with the results of the Property Due Diligence with respect to the Ground Lease Property referenced in such notice, Developer may, within said 60-day period, terminate such Lease Notice by written notice thereof to Owner.  Upon such termination, Developer shall have no further right or option to lease such Ground Lease Property, and Owner shall be entitled to deal with such Ground Lease Property free and clear of any rights of Developer, and this Agreement shall otherwise remain in full force and effect.  After the fifth year of the Initial Payment Term, and no more than once every two years thereafter, Owner may, acting reasonably, require CPT to increase the coverage or the amount of coverage of the insurance to be provided in Section 3(d) to reflect current insurance market conditions or prudent risk management practices.

(f)            Copies of Reports.  Developer shall deliver to Owner copies of all studies and reports which are prepared for it by third parties concerning the Property.

(g)           Confidentiality.  Except as may be required by law or lawful order of a court or agency of competent jurisdiction, or except to the extent that Developer has express written authorization from Owner, Developer shall keep secret and confidential indefinitely all Property Documents and results of Property Due Diligence and shall not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.  This provision shall survive the termination of the Agreement.

4.             Title and Survey.

(a)           Property.

(i)            Title Commitment.  No later than 30 days after the Effective Date, Developer shall obtain, at its cost, (a) a commitment (the “Title Commitment”) for a Leasehold Policy of Title Insurance issued by Title Company showing fee title to the Property in Owner, (b) UCC, tax lien and judgment searches of Owner (for Illinois and DuPage County) (collectively, the “Searches”), and (c) legible copies of all documents cited, raised as exceptions or noted in the Title Commitment (collectively, the “Title Documents”).

(ii)           Survey.  No later than 30 days after the Effective Date, Developer shall obtain, at its cost, a survey of the Property prepared by Christopher B. Burke Engineering, Ltd. (the “Surveyor”) and certified to have been prepared in accordance with the most recent ALTA Land Survey Standards for urban properties (and containing Table A, Nos. 1, 2, 3, 4, 6, 7(a), 7(b), 7(c), 8, 9, 10, 11, 13, 14, 15, and 16 for the benefit of Developer, Developer’s lender, if any, as identified by Developer, and Title Company (“Survey”).  The Survey shall indicate whether there are any encroachments of buildings or other improvements from adjoining properties, and the location of all easements affecting the Property.  Without limitation of the foregoing, the Survey shall state the legal description of the Property, the total square footage, and shall further state whether the Property is located in an area designated by an agency of the United States as being subject to flood hazards or flood risks.

(iii)          Title Approval.  Developer shall have until the date that is 45 days after the Effective Date (the “Title Review Period”) in which to review the Survey and the Title Documents and deliver to Owner, at Developer’s election, in writing, such objections as Developer may have to any matters contained in the Title Documents or Survey (“Developer’s Objection Notice).  The objections listed in Developer’s Objection Notice, if any, are referred to as the “Objectionable Exceptions”).  Owner shall use commercially reasonable efforts, prior to the expiration of the Inspection Period, to cure (e.g., cause the Title Company to remove or commit to insure over) any Objectionable Exceptions and to agree with Developer as to any Objectionable Exceptions which will be removed or insured over after the Inspection Period, but prior to the first Closing Date (“Removable Exceptions”).  In the event Owner, despite commercially reasonable efforts, is unable to cure any of said Objectionable Exceptions prior to the expiration of the Inspection Period or fails to agree with Developer as to any Removable Exceptions, Developer shall have the right to either (a) terminate this Agreement by delivering written notice to Owner on or prior to the expiration of the Inspection Period, in which event, each party shall be released from further liability to the other (except for indemnity obligations), or (b) Developer may consummate the transaction contemplated by this Agreement in accordance with the terms hereof, in which event, subject to the provisions of Section 4(a)(iv) below, all exceptions to title listed on Schedule B of the Title Commitment as of the expiration of the Inspection Period, and all matters contained in the Survey, shall conclusively be deemed to constitute Permitted Exceptions (as hereinafter defined).

As used herein, “Permitted Exceptions” means (a) general taxes not yet due or payable, (b) any matters listed on Exhibit I attached (or to be attached) hereto from time to time, (c) matters created by, through or under Developer, and (d) the standard printed exceptions and (e) exceptions deemed to be permitted exceptions under any other provision of this Agreement from time to time.  The parties agree to amend this Agreement promptly after the expiration of the Inspection Period to attach to this Agreement, as Exhibit I, the Permitted Exceptions determined pursuant to this subsection.

(iv)          Unpermitted Exceptions.  If an exception to title or other title defect other than those on the then current list of Permitted Exceptions is added to the Title Commitment subsequent to the date that the Permitted Exceptions are attached to this Agreement (other than those that are the result of the act or omission of Developer or its agents or contractors), but prior to the first Closing Date and such exception or defect would, in the reasonable judgment of Developer, have a material adverse effect on the proposed use and development of the applicable Ground Lease Property in accordance with the Concept Plan and the Design Standards (“Unpermitted Exceptions”), then, prior to the first Closing Date, Owner shall use commercially reasonable efforts to cure any such Unpermitted Exceptions (and the first Closing Date shall be extended for up to 30 days to allow Owner to cure same).  In the event that Owner, despite commercially reasonable efforts, is unable to cure any of the Unpermitted Exceptions within said 30 day period, Developer shall have the right to either (a) terminate this Agreement by delivering written notice to Owner within 15 days after the expiration of such 30 day period, in which event each party shall be released from further liability to the other (except for indemnity obligations), or (b) Developer may consummate the transaction contemplated by this Agreement in accordance with the terms hereof, in which event any such Unpermitted Exceptions shall be conclusively deemed to constitute Permitted Exceptions.

(b)           Ground Lease Property.

(i)            Updated Title Conditions.  Developer shall, no more than 30 days after the issuance of a Lease Notice, at its sole cost and expense, obtain an update of the Title Commitment with respect to the applicable Ground Lease Property, together with copies of all underlying recorded title documents not previously delivered to Developer (said updated Title Commitment, together with said underlying recorded title documents, and all other updated Title Commitments and underlying recorded title documents delivered to Developer in accordance with this Agreement, are hereinafter referred to as the “Updated Title Documents”).  In the event that the Updated Title Documents reveal exceptions to title or other title defects other than those on the then current list of Permitted Exceptions and that have arisen subsequent to a prior Closing Date (other than those that are the result of the act or omission of Developer or its agents or contractors) that would, in the reasonable judgment of Developer, have a material adverse effect on the proposed use and development of the applicable Ground Lease Property in accordance with the Concept Plan and the Design Standards, Developer shall have a period of seven days after its receipt of the Updated Title Documents in which to object to any of the new exceptions, in Developer’s sole discretion (said exceptions are herewith collectively referred to as the “Updated Unpermitted Exceptions”) and so notify Owner thereof.  Prior to the applicable Closing Date, Owner shall use commercially reasonable efforts to cure any such Updated Unpermitted Exceptions (and said Closing Date shall be extended for up to 30 days to allow Owner to cure same).  In the event that Owner is unable to cure the Updated Unpermitted Exceptions, (a) Developer may elect to terminate the applicable Lease Notice by written notice thereof to Owner delivered within 15 days after the expiration of such 30-day period, or (b) Developer may consummate such Closing, in which event such Updated Unpermitted Exceptions shall be conclusively deemed to constitute Permitted Exceptions.  Upon such a termination of a Lease Notice, (x) the provisions of Section 2(g) shall apply, and (y) Developer shall have no further right or option to lease such Ground Lease Property, and Owner shall be entitled to deal with such Ground Lease Property free and clear of any rights of Developer, and this Agreement shall otherwise remain in full force and effect.

(ii)           Updated Survey Conditions.  Developer shall, no more than 30 days after the issuance of a Lease Notice, at its sole cost and expense, obtain an update to the Survey with respect to the Ground Lease Property (said updated survey, together with any other updated surveys delivered to Developer in accordance with this Agreement, are referred to as the “Updated Survey”).  In the event that the Updated Survey discloses a survey defect, such as an encroachment, caused by Owner, not shown on the Survey which would, in the reasonable judgment of Developer, have a material adverse effect on the proposed use and development of the applicable Ground Lease Property in accordance with the Concept Plan and the Design Standards (“New Survey Defects”), Developer shall notify Owner thereof within 15 days after its receipt Thereafter, Owner shall have 30 days after delivery of the Updated Survey to correct any New Survey Defects or cause the Title Company to waive or insure over such New Survey Defects (and said Closing Date shall be extended for up to 30 days to allow Owner to cure same).  In the event Owner is unable or unwilling to correct the New Survey Defects, (a) Developer may elect to terminate the applicable Lease Notice by written notice thereof to Owner delivered within 15 days after the expiration of such 30-day period, or (b) Developer may consummate such Closing, in which event such New Survey Defects shall be conclusively deemed to constitute Permitted Exceptions.  Upon such a termination of a Lease Notice, (x) the provisions of Section 2(g) shall apply, and (y) Developer shall have no further right or option to lease such Ground Lease Property, and Owner shall be entitled to deal with such Ground Lease Property free and clear of any rights of Developer, and this Agreement shall otherwise remain in full force and effect.

(iii)          Title Policy.  In the event that Developer elects to enter into a Ground Lease, the Ground Lease Property shall be subject only to the Permitted Exceptions (as hereinafter defined).  On each Closing Date, Owner shall cause Title Company to issue to Developer an ALTA 1992 Leasehold Policy of Title Insurance (“Title Policy”) or irrevocable commitment to issue same covering the Lease Property identified in the Lease Notice in an amount equal to the value of the leasehold estate, which shall be equal to the net present value, calculated using a discount rate of five percent over the Prime Rate (as hereinafter defined) as of the Closing Date, of the Base Rent payable for the initial 50 year term (for purposes hereof, Base Rent for years 26 – 50 shall continue to increase at the rate of two percent per annum).  The Title Policy shall show leasehold title vested in Developer, with extended coverage over all general exceptions and containing the following endorsements:  (i) an ALTA 3.0 zoning endorsement, (ii) an access endorsement, (iii) a subdivision endorsement, if applicable, (iv) a utility facility endorsement, (v) a restrictions endorsement insuring over the recorded covenants, conditions or restrictions of record, (vi) an endorsement insuring that the real estate tax bills relating to such Ground Lease Property do not include real estate taxes pertaining to any other real estate, (vii) a creditor’s rights endorsement, (viii) a contiguity endorsement, if applicable, and (ix) encroachment endorsements, if applicable, subject only to Permitted Exceptions.  Notwithstanding anything to the contrary contained in this subparagraph (c), the parties hereto acknowledge that obtaining the aforesaid title endorsements is a condition to closing, but that Owner shall not be in default under this Agreement in the event that the Title Company is unwilling or unable to issue all of said title endorsements.

As used herein, “Prime Rate” means the annual rate of interest announced from time to time by The Wall Street Journal as the “Prime Rate,” changing as and when such rate changes, unless a lesser rate shall then be the maximum rate permissible by law with respect to the matter for which interest is being computed, in which case such lesser rate shall be charged, or in the event The Wall Street Journal no longer publishes a “Prime Rate,” such other similar rate of interest published or announced from time to time by a similar publication or major bank with offices in Chicago, Illinois reasonably acceptable to CPT and Owner.

5.             Approvals.

(a)           Design Standards.  From and after the Effective Date, Owner and CPT shall use good faith efforts to agree upon the standards for design of the Project (said standards, as same may be modified from time to time in accordance with this Agreement, are hereinafter collectively referred to as the “Design Standards”).  The parties shall endeavor to complete the Design Standards within 120 days after the Effective Date (the “Design Standards Approval Period”).  If the Design Standards are not completed within said 120-day period, but CPT has been diligently negotiating the proposed Design Standards in good faith with Owner at all times during said 120-day period, CPT may extend the Design Standards Approval Period for an additional 90-day period upon written notice thereof to Owner delivered on or before the expiration of the 120-day period.  The parties agree to amend this Agreement promptly after the Design Standards have been completed to attach the Design Standards to this Agreement as Exhibit J.

In the event the parties are unable to complete the Design Standards before the end of the Design Standards Approval Period, as same may be extended, either party may terminate this Agreement by written notice to the other given within 15 days after the expiration of the Design Standards Approval Period.  Upon such termination, neither party shall have any further liability to the other hereunder (except for indemnity obligations).  In the absence of such termination, the parties shall continue to use good faith efforts to complete the Design Standards.

(b)           CCRs.  From and after the Effective Date, Owner and CPT shall use good faith efforts to agree upon Covenants, Conditions and Restrictions of Record (“CCRs”) that will be recorded against the Property.  The parties shall endeavor to complete the CCRs on or before the expiration of the Inspection Period.  The parties intend for the CCRs to address, inter alia, development restrictions (similar to the Concept Plan and Design Standards) and a system for providing common area maintenance and charges therefor.  The parties also intend for the CCRs to be in form and substance similar to those used in similarly situated office and light industrial parks.  Each Ground Lease will be subordinate to the CCRs.  The parties agree to amend this Agreement promptly after the CCRs have been completed to attach them to this Agreement as Exhibit O.

In the event the parties are unable to complete the final form of the CCRs before the end of the Inspection Period, either party may terminate this Agreement by written notice to the other given within 15 days after the expiration of the Inspection Period.  Upon such termination, neither party shall have any further liability to the other hereunder (except for indemnity obligations).  In the absence of such termination, the parties shall continue to use good faith efforts to complete the final form of the CCRs.

(c)           Development Plan.  Prior to the commencement of any Ground Lease Property Improvements (including the Initial Ground Lease Property Improvements, as hereinafter defined), Developer shall submit to Owner the information comprising the Development Plan under Article III of Exhibit C to the IGA (the “Development Plans”), which is intended, inter alia, to be a detailed plan showing the scope, character and nature of the proposed development of any Ground Lease Property, including any Ground Lease Property Improvements to be constructed thereon.  Final engineering documents are not required, but detailed engineering and architectural drawings are required.  Developer’s submission should also include the following (all of which are particularly described in the IGA):

1.                                       The Developer’s name and address;

2.                                       The names, addresses, and telephone numbers of all professional consultants, if any, advising the Developer with respect to the proposed development;

3.                                       The legal description and a survey of the Ground Lease Property certified by a registered land surveyor, showing the boundaries and dimensions of the proposed Zoning Lot, topography, significant vegetation, all easements, all public and private rights-of-way and all streets across and adjacent to the Ground Lease Property;

4.                                       A completed FAA Form 7460-1;

5.                                       A detailed written description describing the development for which approval is being sought;

6.                                       A statement concerning the conformity or lack of conformity of the approval being requested to the Concept Plan;

7.                                       A detailed and dimensioned site plan illustrating the size of the Ground Lease Property, all physical improvements, including but not limited to structures, setbacks, parking, pedestrian and vehicular access patterns, open space, easements, location of adjacent developments, roads and natural resources including vegetation, wetlands and floodplains;

8.                                       A description of the height and size of all structures, building dimensions, and a statement identifying compliance with the bulk and other applicable zoning requirements including floor area ratio, gross floor area and building height;

9.                                       A traffic impact study (or an update to the then current traffic impact study) including a list of new street construction and traffic control improvements necessary to accommodate the estimated increase in traffic and traffic related problems occasioned by the proposed development and a statement of the Developer’s proposals for providing those needed improvements, or, in the event a traffic impact study for the Property has been previously approved, a statement describing how the proposed development comports with such study;

10.                                 An engineering study (or an update to the then engineering study) showing the location and adequacy of existing and proposed sanitary sewer,

stormwater management, site grading, storm sewer and water distribution systems. Such study shall generally cover compliance with the development regulations of the applicable stormwater regulations.  Alternatively, in the event an engineering study for the Property has been previously approved, a statement describing how the proposed development comports with such study;

11.                                 Architectural elevations of sufficient detail to illustrate the style of architecture, building materials, texture of materials and other architectural details that help to more fully explain the architectural character of the development;

12.                                 A landscape plan prepared by a licensed landscape architect illustrating all natural plant materials, sizes, quantities, and locations;

13.                                 A statement of the Developer’s intent with respect to the use of the various completed units, structures, spaces and areas within the proposed development;

14.                                 If the development is to be constructed in stages or units during a period extending beyond a single construction season, a development schedule for each and every such stage stating the approximate beginning and completion date and phasing of on-site improvements with each development stage;

15.                                 If required or necessary, a preliminary plat of subdivision;

16.                                 Proposed changes to the Form Ground Lease to reflect the particulars of the proposed development;

17.                                 Proposed changes or variances to any zoning for the Ground Lease Property to reflect the particulars of the proposed development; and

18.                                 Such information as Owner is required to approve to fulfill its obligations to the City under the IGA.

Owner shall have the right to review the Development Plans to determine whether they comply in all material respects with the Concept Plan, the Design Standards, the Site Selection Criteria and Owner’s approval obligations under the IGA and to approve or disapprove the proposed changes to the Form Ground Lease and proposed changes or variances to any zoning for the proposed Ground Lease Property.  Within 90 days after the submission of the Development Plans, Owner shall notify Developer whether the Development Plans are approved or whether in Owner’s good faith judgment the Development Plans (or portions thereof) do not comply in all material respects with the Development Criteria and whether the proposed Form Ground Lease changes or proposed zoning changes or variances are approved or disapproved.  If Owner determines that the Development Plans do not so comply or does not approve the proposed Form Ground Lease changes or proposed zoning changes or variances, it shall notify Developer thereof and set forth in reasonable detail the reason or reasons therefor.  Either party may invoke the Dispute Resolution Procedure set forth in Exhibit G to resolve any issues regarding the Development Plans and their compliance with the Development Criteria or the proposed Form Ground Lease changes or proposed zoning changes or variances.

CPT may request that the 90-day approval period be reduced to 60 days, so long as CPT agrees that Owner may engage the services of an independent architect, engineer or land planner and agrees to pay or reimburse Owner for the fees, costs and expenses Owner incurs in connection with such engagement.

Owner shall also endeavor to notify Developer as soon as possible of issues Owner has concerning the Development Plans, proposed Form Ground Lease changes, or proposed zoning changes or variances, but failure to so notify shall not preclude Owner from thereafter raising any such issues within the 90- or 60-day approval period.  Owner shall also endeavor to include in any committee approval request modifications to any of the foregoing submissions that Developer delivers to Owner at least two weeks prior to the applicable committee meeting.

In the event that Developer desires to modify the Development Plans in any material respect after same have been approved as set forth above, Developer shall submit the same to Owner for approval pursuant to the process described above.

Approved Development Plans will be determinative as to the following criteria:

1.                                       Specific type of use permitted;

2.                                       The specific location of all structures, roads, parking lots and other physical improvements;

3.                                       Architectural style of the proposed development;

4.                                       The extent of open space;

5.                                       The landscape plan indicating location, size and type of all natural and man-made materials;

6.                                       Timing of development;

7.                                       Engineering including documentation regarding stormwater management, site grading, sanitary sewer, storm sewer, and all other physical improvements both underground and on the surface;

8.                                       The relationship of the proposed development to the Concept Plan;

9.                                       The size, floor area ratio, amount of open space and building height;

10.                                 The Ground Lease modifications that reflect the particulars of the proposed development; and

11.                                 The Site Selection Criteria.

(d)           Site Selection Criteria.  In addition, independent of seeking Owner’s approval of other portions of the Development Plans for a Ground Lease Property as described in Section 5(c), Developer may request that Owner approve the Site Selection Criteria and proposed Form Ground Lease changes and proposed zoning changes or variances that reflect the particulars of the proposed Ground Lease Property.  In such event, Owner shall have the right to review the proposed Ground Lease Property identified in the Lease Notice to determine whether it complies in all material respects with the Site Selection Criteria and Owner’s approval obligations under the IGA and to approve or disapprove the proposed Form Ground Lease changes and proposed zoning changes or variances.  Within 60 days after the submission of the Lease Notice, Owner shall notify Developer whether the Site Selection Criteria are approved or whether in Owner’s good faith judgment the proposed Ground Lease Property does not comply in all material respects with the Site Selection Criteria or the IGA and whether the proposed Form Ground Lease changes or proposed zoning changes or variances are approved or disapproved.  If Owner determines that the Site Selection Criteria are not met or does not approve the proposed Form Ground Lease changes or proposed zoning changes or variances, it shall notify Developer thereof and set forth in reasonable detail the reason or reasons therefor.  Either party may invoke the Dispute Resolution Procedure set forth in Exhibit G to resolve any issues regarding the proposed Ground Lease Property and its compliance with the Site Selection Criteria or the proposed Form Ground Lease changes or proposed zoning changes or variances.

Owner shall also endeavor to notify Developer as soon as possible of issues Owner has concerning the Site Selection Criteria, proposed Form Ground Lease changes, or proposed zoning changes or variances, but failure to so notify shall not preclude Owner from thereafter raising any such issues within the 60-day approval period.

6.             Improvements.  Certain terms used in the Section are defined below in Section 6(f).

(a)           Infrastructure Improvements.  Subject to the provisions of this Section, and notwithstanding anything to the contrary contained in this Agreement or the Concept Plan, Owner acknowledges that Owner, not Developer, shall be responsible, at Owner’s sole cost and expense, for constructing the infrastructure improvements described in the Infrastructure Improvements Scope and Schedule attached hereto as Exhibit K and by this reference incorporated herein (said infrastructure improvements are hereinafter collectively referred to as the “Infrastructure Improvements”).  Developer acknowledges that (i) Owner has previously installed various infrastructure improvements at the Property and except to the extent any repairs or modifications thereto are expressly set forth in the Infrastructure Improvements Scope and Schedule, if CPT does not terminate this Agreement during the Inspection Period, Developer accepts such previously installed infrastructure improvements, and (ii) unless otherwise agreed in writing, all other site or infrastructure improvements not set forth in the Infrastructure Improvements Scope and Schedule shall be the responsibility of CPT.

Owner shall commence construction of the Infrastructure Improvements (using the construction management services of CPT) in accordance with the Infrastructure Improvements Scope and Schedule and shall (i) diligently pursue the substantial completion of the Infrastructure Improvements at all time thereafter, and (ii) substantially complete the respective items of Infrastructure Improvements in accordance with their respective completion dates set forth in the Infrastructure Improvements Scope and Schedule (each, an “Infrastructure

Improvements Completion Date”).  Notwithstanding anything to the contrary contained in this Agreement, Developer acknowledges that the only funds available to Owner for the construction of the Infrastructure Improvements are (i) the funds which have been made available to the Owner in connection with that certain Grant Agreement number 01-20105 dated May 30, 2001 by and between the State of Illinois and Owner (hereinafter referred to as the “Grant Funds”), and (ii) cash on hand as of November 30, 2004 in the amount of $10,797,203.09 (said amount is hereinafter referred to as the “Cash on Hand Funds”, and the Grant Funds and the Cash on Hand Funds are hereinafter referred to as the “Infrastructure Funds”).  As of the date hereof, the outstanding available balance of the Infrastructure Funds is $17,675,569.90.  In the event that the remaining balance of the Infrastructure Funds is not sufficient to substantially complete the Infrastructure Improvements, Owner shall notify CPT of the amount of the shortfall, and CPT shall be responsible for funding the first $1,000,000 of said shortfall (the amount by which the shortfall exceeds $1,000,000 is hereinafter referred to as the “Excess Shortfall Amount”).  CPT shall have the right, but not the obligation, to advance, on Owner’s behalf, the Excess Shortfall Amount (said amount, together with carrying costs equal to eight percent per annum, is hereinafter referred to as the “Infrastructure Improvements Advance Amount”).  In the event that CPT advances the Infrastructure Improvements Advance Amount, Owner shall remain obligated to substantially complete the Infrastructure Improvements in accordance with the provisions of this Section, and CPT shall have the right, on each date a Ground Lease Base Rent payment or Guaranteed Payment installment is due, to offset an amount equal to the Infrastructure Improvements Advance Amount against one-half of such Base Rent or installment then due on such date until such time as the Infrastructure Improvements Advance Amount has been recouped in full.  The offset on any payment date shall be applied first to accrued interest and then to principal.  Owner shall have the right at any time to pay the balance of the Infrastructure Improvements Advance Amount or to increase the percentage of Base Rent and installment offset on any date.  In the event that Owner fails to construct all or any part of the Infrastructure Improvements in accordance with the Infrastructure Improvements Scope and Schedule, after taking into account any Force Majeure Delays (as hereinafter defined), within 30 days after receipt of written notice from CPT specifying the breach of Owner’s obligations with respect thereto (hereinafter referred to as the “Defaulted Infrastructure Improvements”), CPT shall have the right, but not the obligation, to construct the Defaulted Infrastructure Improvements, and Owner shall, upon receipt of an itemized invoice, promptly reimburse CPT for the costs and expenses incurred by CPT in connection with the construction of the Defaulted Infrastructure Improvements, together with carrying costs equal to eight percent per annum (hereinafter collectively referred to as the “Developer Infrastructure Improvements Costs”).  In the event that the Owner does not reimburse CPT for the Developer Infrastructure Improvements Costs within 30 days after a written request therefore, CPT shall have the right to offset Developer Infrastructure Improvements Costs against Ground Lease Base Rents due and Guaranteed Payment installments as described above until such time as the Developer Infrastructure Improvements Costs have been recouped in full.

In the event that construction of the Infrastructure Improvements is delayed because of any Force Majeure Delays, the Infrastructure Improvements Completion Dates shall be extended for the additional time caused by such Force Majeure Delays, without liability on the part of Owner.

Infrastructure Delay Extensions and the other remedies of Developer provided in this Section and the right to defer increases in the Guaranteed Payments as described in Section 2(e) hereof shall be Developer’s sole remedies in the event the respective items Infrastructure Improvements are not substantially completed in accordance with the Infrastructure Improvements Scope and Schedule (including by reason of insufficient Infrastructure Funds or the State’s failure to advance them) on or before their respective Infrastructure Improvements Completion Date.

(b)           Ground Lease Property Improvements.  In the event that Developer elects to commence construction of Ground Lease Property Improvements (other than the Initial Ground Lease Property Improvements), Developer shall either (i) once commenced, at all times thereafter diligently pursue the lien free completion of the Ground Lease Property Improvements in a good and workmanlike manner and in accordance with the Development Criteria and shall substantially complete the same on or before the Ground Lease Property Improvements Completion Date, or (ii) demolish the incomplete Ground Lease Property Improvements and restore the Ground Lease Property to the condition that existed prior to the commencement of the Ground Lease Property Improvements, which demolition and restoration must be substantially completed within 30 months of the commencement of the Ground Lease Property Improvements.  CPT shall guaranty the completion and demolition obligations described in clauses (i) and (ii) of this subparagraph.

(c)           Initial Ground Lease Property Improvements.  On or before the expiration of the Inspection Period, Developer shall issue a Lease Notice for the initial Ground Lease Property (the “Initial Ground Lease Property”), on which it shall construct Ground Lease Property Improvements that shall consist of a building of not less than 40,000 gross square feet (the “Initial Ground Lease Property Improvements”).  Within 30 days after the expiration of the later to expire of the Inspection Period and the Design Standards Approval Period (so long as this Agreement has not theretofore been terminated), Developer and Owner shall enter into the initial Ground Lease (the “Initial Ground Lease”) for the Initial Ground Lease Property.  Within 90 days after execution of the Initial Ground Lease, CPT shall initiate and thereafter diligently pursue from all requisite Governmental Authorities (as said term is hereinafter defined) all requisite permits necessary to commence construction of the Initial Ground Lease Property Improvements.  Developer shall commence construction of the Initial Ground Lease Property Improvements no later than 30 days after Developer has obtained such approvals and permits (the “Initial Ground Lease Property Improvements Commencement Date”), and shall at all times thereafter diligently pursue the lien free completion of the Initial Ground Lease Property Improvements in a good and workmanlike manner and in accordance with the Development Criteria and shall substantially complete the same within two years after the Initial Ground Lease Property Improvements Commencement Date (the “Initial Ground Lease Property Improvements Completion Date”).  CPT shall guaranty the completion of the Initial Ground Lease Property Improvements.

In the event that construction of any Ground Lease Property Improvements is delayed because of any Force Majeure Delays, the Initial Ground Lease Improvements Completion Date or the applicable Ground Lease Property Improvements Completion Date, as the case may be, shall be extended for the additional time caused by such Force Majeure Delays, without liability on the part of Developer.

The parties acknowledge that the Initial Ground Lease shall differ from the Form Ground Lease to the extent required to include the obligation to construct the Initial Ground Lease Property Improvements on the Initial Ground Lease Property.

(d)           Zoning Changes.  Developer shall not seek any change or variance to any zoning for the Property (except those that are contained in a Development Plan) without Owner’s consent, which may be granted or denied in Owner’s sole discretion, reasonably exercised.

(e)           IGA.  Owner and the City are parties to the IGA.  Owner agrees it will not seek changes to the IGA that would have a material adverse effect of Developer’s ability to develop the Project in accordance with the Development Criteria.

(f)            No Work.  Developer shall undertake no construction activities on a Ground Lease Property until the applicable Development Plans are approved.

(g)           Definitions.  In addition to the other terms, which are also defined in this Agreement, the following terms and phrases, whenever used in this Agreement, shall have the meanings set forth below:

“City” means the City of West Chicago, Illinois.

“Force Majeure” means any event or circumstance which is beyond the reasonable control of Owner or Developer, as the case may be, including, without limitation, any delay in securing a building permit or in obtaining all required approvals from any Governmental Authority despite diligent efforts to do so, strikes, lockouts, picketing (legal or illegal), failure of the State of Illinois to pay the Grant Funds, acts of God or the public enemy, governmental restrictions or actions, fire or other casualty, accidents, unavailability of fuel, power, supplies or materials, weather conditions, or the passage or application of any Legal Requirements or moratorium of any Governmental Authority which is not now in effect and which has the effect of preventing or delaying progress of the Improvements.

“Force Majeure Delay” means any interruption or delay in the progress of the Infrastructure Improvements, the Initial Ground Lease Improvements, or the Ground Lease Improvements, as the case may be, which is the result of Force Majeure, as certified by the Project Engineer, with respect to the Infrastructure Improvements, and as certified by the Project Architect, with respect to the Initial Ground Lease Property Improvements and other Ground Lease Property Improvements.

“Governmental Authority” means any federal, regional, state, county or municipal government (including, without limitation, any agency, authority, subdivision, department or bureau thereof), including the City, having jurisdiction over any portion of the Gross Property.

“Ground Lease Property Improvements” means any improvements on a Ground Lease Property.

“Ground Lease Property Improvements Completion Date” means the date that is two years after the date the Ground Lease Property Improvements for a Ground Lease Property have been commenced.

“IGA” means the Intergovernmental Agreement dated March 22, 2001 between the City and Owner, a copy of which is attached as Exhibit L, as such agreement is amended or modified from time to time.

“Legal Requirements” means (A) any and all laws, codes, ordinances, requirements, standards, plats, plans, criteria, orders, directives, rules and regulations of any Governmental Authority affecting the improvement, alteration, use, maintenance, operation, occupancy, security, health, safety or environmental condition of the Property or any part thereof (or any occupants therein, as the context requires), including, without limitation, the IGA and any environmental laws, and (B) any and all covenants, restrictions, conditions, easements and other agreements of record affecting the Property, from time to time, and any documents, rules, regulations, standards or criteria set forth or referenced therein or promulgated by any governing body or entity exercising jurisdiction over the Property, and shall include all permits, licenses, certificates, authorizations and approvals required in connection with any of the foregoing.

“Project Architect” means with respect to the Initial Ground Lease Property Improvements, Cornerstone Architects, and with respect to the other Ground Lease Property Improvements, the architect who prepared the Plans with respect to thereto.

“Project Engineer” means with respect to the Infrastructure Improvements, Christopher B. Burke Engineering, Ltd. or such other engineering firm that Owner may designate from time to time.

“Substantial Completion” means (A) with respect to the Infrastructure Improvements, that the item in question is suitable for its intended use (the parties agree that the Infrastructure Improvements may be deemed to be Substantially Complete even if the final layer of road surface has not been installed), and (B) with respect to Ground Lease Property Improvements, that the core and shell of all buildings reflected on the applicable Development Plan are suitable for their intended use and all exterior work reflected on the applicable Development Plan are suitable for their intended use with the exception of items such as landscaping and paving that cannot be completed because of winter conditions.

“Substantial Completion Date” means (A) with respect to the Infrastructure Improvements, the earlier of the date on which (1) a permanent, temporary or conditional certificate of occupancy or completion is issued by the City, or (2) the Project Engineer issues a statement (on a standard form AIA Certificate of Completion) indicating, inter alia, that, to the Project Engineer’s knowledge, information and belief, the applicable portion of the Infrastructure Improvements are Substantially Complete, and (B) with respect to Ground Lease Property Improvements, the earlier of the date on which (1) a permanent, temporary or conditional certificate of occupancy or completion is issued by the City, or (2) the Project Architect issues a statement (on a standard form AIA Certificate of Completion) indicating, inter alia, that, to the Project Architect’s knowledge, information and belief, the applicable Ground Lease Improvements are Substantially Complete.  In the event that there is a dispute as to

Substantial Completion or a Substantial Completion Date, either party may invoke the Dispute Resolution Procedure set forth in Exhibit G to resolve any issues.

7.             Closing.

(a)           The closing with respect to the Initial Ground Lease, and, in the event that Developer elects to enter into other Ground Leases, subject to the terms and conditions contained in this Agreement, the closing with respect to the other Ground Leases (each a “Closing” and collectively the “Closings”) shall take place on the date (each a “Closing Date” and collectively the “Closing Dates”) which is no later than (x) 120 days after the date of Owner’s receipt of the Lease Notice, and (y) 30 days after Owner approves the Development Plans (or 30 days after Owner approves the Site Selection Criteria in the event Developer requests Owner to approve them independent of the Development Plans as provided in Section 5(c) above).  The transactions herein contemplated shall be closed through an escrow with Chicago Title Insurance Company or other title company reasonably acceptable to Owner and CPT from time to time (“Title Company”) in Chicago, Illinois on a Closing Date, in accordance with the general provisions of the usual form of “New York Style” Deed and Money Escrow Agreement then in use by Title Company, with such special provisions inserted in the escrow agreement as may be required to conform with this Agreement (the “Escrow”).  Upon the creation of the Escrow, anything herein to the contrary notwithstanding, delivery of the Ground Lease and other documents to be delivered pursuant to Section 8 below, shall be made through the Escrow.  Owner and Developer (if required) shall execute gap undertakings in the form required by the Title Company in order to close by a “New York Style” closing.

(b)           Possession of the applicable Ground Lease Property shall be delivered to Developer on applicable Closing Date.

(c)           Upon the Closing, Developer shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Owner and shall not assume or discharge any debts, obligations, liabilities or commitments of Owner, whether accrued now or hereafter, fixed or contingent, known or unknown, other than those specifically agreed to between the parties and set forth in this Agreement.

8.             Documents to be Delivered by Owner at Closing.

(a)           Owner’s Closing Documents.  With respect to the Initial Ground Lease, and in the event that Developer elects to enter into other Ground Leases, Owner shall deliver to Escrowee, pursuant to the Escrow, on or before the applicable Closing Date, the following documents, all of which shall be subject to Developer’s prior review and approval as to form, scope and substance, the delivery of all of which shall be a specific condition to each Closing:

(i)            The Title Policy or endorsement thereto, as applicable;

(ii)           A certificate from Owner in the form of Exhibit M attached hereto and made a part hereof;

(iii)          An ALTA statement;

(iv)          A personal “GAP” undertaking of Owner;

(v)           Such proof of Owner’s authority and authorization to enter into the Ground Lease and perform Owner’s obligations thereunder as may be reasonably required by Developer and/or Title Company; and

(vi)          Such other documents as may be reasonably required to enable the parties to consummate the transactions contemplated by this Agreement; provided none of said additional documents impose any cost or obligation upon Owner not otherwise specifically imposed upon Owner pursuant to the terms of this Agreement.

(b)           Developer’s Closing Documents.  With respect to the Initial Ground Lease, and in the event that Developer elects to enter into other Ground Leases, Developer shall deliver to Escrowee pursuant to the Escrow, on or before the applicable Closing Date, the following documents, the delivery of all of which shall constitute a specific condition to each Closing:

(i)            A certificate from Developer in the form of Exhibit N attached hereto and made a part hereof;

(ii)           An ALTA statement;

(iii)          A personal “GAP” undertaking of Developer (if required by the Title Company);

(iv)          Such proof of Developer’s authority and authorization to enter into the Ground Lease and perform Developer’s obligations thereunder as may be reasonably required by Developer and/or Title Company; and

(v)           Such other documents as may be reasonably required to enable the parties to consummate the transactions contemplated by this Agreement; provided none of said additional documents impose any cost or obligation upon Developer not otherwise specifically imposed upon Developer pursuant to the terms of this Agreement.

(c)           Joint Closing Documents.  With respect to the Initial Ground Lease, and in the event that Developer elects to enter into other Ground Leases, each of Owner and Developer shall deliver to Escrowee, pursuant to the Escrow, and the parties hereby covenant and agree to deliver to Escrowee on or before the applicable Closing Date, the mutual delivery of which shall be a specific condition to Closing:

(i)            Five originals of the Ground Lease; and

(ii)           Three originals of a memorandum of the applicable Ground Lease, which shall be recorded by the Escrowee at the time of Closing.

9.             Representations and Warranties.

(a)           Owner.  In order to induce CPT to enter into this Agreement, Owner hereby represents and warrants to CPT that, as of the date of this Agreement:

(i)            Owner is not a party to any contract, agreement or commitment to sell, lease, convey, assign, transfer, provide rights of first refusal or other similar rights or otherwise dispose of any portion or portions of the Property, except as provided on Schedule 9(a)(i) attached hereto.

(ii)           This Agreement has been duly authorized and executed on behalf of Owner and constitutes a valid and binding agreement, enforceable in accordance with its terms.

(iii)          Owner has received no summons regarding, and to Owner’s knowledge, there is no litigation pending or threatened, against Owner or the Property, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition, use of, or operations on, the Property, except as provided on Schedule 9(a)(iii) attached hereto.

(iv)          Owner has received no notice of, and to Owner’s knowledge, there are no special assessments of any nature with respect to the Property or any part thereof, nor has Owner received any notice of any special assessments being contemplated, except as provided on Schedule 9(a)(iv) attached hereto.

(v)           To Owner’s knowledge, there are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Property, except as provided on Schedule 9(a)(v) attached hereto.

(vi)          Owner is now solvent.

(vii)         Except as provided on Schedule 9(a)(vii) attached hereto, except as created by this Agreement, there is no obligation or liability of any kind or nature whatsoever, actual or contingent, including, but not limited to, any tax liability, contract liability or tort liability for which or to which Developer or the Property is liable or subject except for the Permitted Exceptions and non-delinquent obligations and liabilities accrued and thereafter accruing under the Permitted Exceptions.

As used in this Section (or in any other paragraphs of this Agreement), whenever the phrases “to the best of Owner’s knowledge” or the “knowledge of Owner” or words or phrases of similar import are used, they shall mean and be limited to, the current actual knowledge (as distinguished from implied, imputed or constructive knowledge) of Jack Tenison (Developer acknowledges that Mr. Tenison is Executive Director DuPage County Technology Park and not an employee of Owner), and Owner’s receipt of notice shall mean and be limited to notices actually received by Jack Tenison.

Notwithstanding anything to the contrary contained herein, Developer acknowledges that Developer shall not be entitled to rely on any representation made by Owner in this Section (or in any other paragraphs of this Agreement), to the extent, prior to or at the applicable first Closing Date, Developer shall have or shall have obtained actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Developer determines prior to the first Closing Date that there is a breach of any of the representations and warranties made by Owner in this Section, then CPT may, at its option, by sending to Owner written notice of its election within 15 days after its discovery, either (i) terminate this Agreement, or (ii) waive such breach and/or conditions and proceed to such Closing, and Owner shall have no further liability as to such matter thereafter.  In the event CPT so terminates this Agreement, neither party shall have any further liability to the other hereunder (except for indemnity obligations).

In furtherance thereof, Owner shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Owner to Developer, to the extent that, prior to any Closing, Developer discovers or learns of information (from whatever source, including, without limitation, as a result of Developer’s due diligence tests, investigations and inspections of the Property, or disclosure by Owner or Owner’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Developer nevertheless consummates the applicable transaction contemplated by this Agreement.

(b)           CPT.  In order to induce Owner to enter into this Agreement, CPT hereby represents and warrants to Owner that, as of the date of this Agreement:

(i)            CPT has full corporate power and authority to execute, deliver, and perform under this Agreement.

(ii)           This Agreement has been duly authorized and executed on behalf of CPT and constitutes a valid and binding agreement, enforceable in accordance with its terms.

(iii)          CPT has received no summons regarding, and to CPT’s knowledge, there is no litigation pending or threatened, against CPT, that would have a material adverse effect on the ability of CPT to perform under this Agreement, except as provided on Schedule 9(b)(iii) attached hereto.

(iv)          CPT is now solvent.

(v)           DEVELOPER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY CLOSING CERTIFICATE DELIVERED PURSUANT HERETO OR IN A GROUND LEASE, OWNER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS OR AGREEMENTS OF ANY KIND WITH RESPECT TO THE PROPERTY, AND THE DEVELOPER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LEASE OF ALL OR ANY PORTION OF THE PROPERTY AS PROVIDED HEREIN IS MADE ON AN “AS IS, WHERE IS” BASIS AND CONDITION AND “WITH ALL FAULTS”.

As used herein, whenever the phrases “to the best of CPT’s knowledge” or the “knowledge of CPT” or words or phrases of similar import are used, they shall mean and be limited to, the current actual knowledge (as distinguished from implied, imputed or constructive knowledge) of Dan Hemmer, the Assistant General Counsel of CPT, and CPT’s receipt of notice shall mean and be limited to notices actually received by said person.

10.           Conditions Precedent to Closing.

(a)           In addition to any conditions provided in other provisions of this Agreement, Developer’s obligation to lease the applicable Ground Lease Property from Owner pursuant to a Ground Lease shall be conditioned on the following as of the applicable Closing Date:

(i)            Owner shall have materially performed each and every covenant, undertaking and agreement to be performed by it hereunder with respect to such Ground Lease Property and no Owner Default shall then exist.

(ii)           None of the following shall be in effect by or against or with respect to Owner:  (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; or (c) an assignment for the benefit of creditors.

(iii)          There shall be no violation by Owner of any Legal Requirement relating to such Ground Lease Property that has not remedied, where the failure to so remedy would have a material adverse effect on the proposed use and development of such Ground Lease Property in accordance with the Concept Plan and the Design Standards.

(iv)          Owner shall have obtained all consents, releases and permissions and given all required notifications related to the transactions contemplated by the applicable Ground Lease and required under any agreement to which Owner is a party or any Legal Requirement by which Owner is bound.  If the transaction contemplated by the particular Ground Lease, or any component thereof, shall require Owner to obtain authorization or approval of any Governmental Authority, all such authorizations and approvals shall have been obtained and shall be in full force and effect as and when required.  If such authorizations and approvals are required on a Closing Date but shall not have been obtained on or prior to the last day for such Closing, the Closing Date may be deferred, at the election of Developer, for an additional period of time, not to exceed 30 days, as shall be necessary to obtain any authorizations or approvals not then obtained.

(b)           In addition to any conditions provided in other provisions of this Agreement, Owner’s obligation to lease the applicable Ground Lease Property to Developer pursuant to a Ground Lease shall be conditioned on the following as of the applicable Closing Date:

(i)            Developer shall have materially performed each and every covenant, undertaking and agreement to be performed by it hereunder with respect to such Ground Lease Property and no Developer Default shall then exist.

(ii)           None of the following shall be in effect by or against or with respect to Developer:  (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; or (c) an assignment for the benefit of creditors.

(iii)          As of the applicable Closing Date, Developer shall have obtained all consents, releases and permissions and given all required notifications related to the transactions contemplated by the applicable Ground Lease and required under any agreement to which Developer is a party or any Legal Requirement by which Developer is bound.  If the transaction contemplated by the particular Ground Lease, or any component thereof, shall require Developer to obtain authorization or approval of any Governmental Authority, all such authorizations and approvals shall have been obtained and shall be in full force and effect as and when required.  If such authorizations and approvals are required on a Closing Date but shall not have been obtained on or prior to the last day for such Closing, the Closing Date may be deferred, at the election of Owner, for an additional period of time, not to exceed 30 days, as shall be necessary to obtain any authorizations or approvals not then obtained.

(c)           Either party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party.  No such waiver shall reduce the rights or remedies of a party by reason of any breach by the other party (but if a condition is waived, the party waiving the same may not rescind this Agreement on the basis of the failure of such waived condition).  In the event that for any reason any item required to be delivered to a party by the other party hereunder shall not be delivered when required, then such other party shall nevertheless remain obligated to deliver the same to the first party, and nothing (including, but not limited to, the closing of the transaction hereunder) shall be deemed a waiver by the first party of any such requirement.  The failure of any of the aforesaid conditions shall entitle the non-failing party, at its option, to cancel and terminate the transaction contemplated by the applicable Lease Notice, in which case (i) the provisions of Section 2(g) shall apply, and (ii) Developer shall have no further right or option to lease such Ground Lease Property, and Owner shall be entitled to deal with such Ground Lease Property free and clear of any rights of Developer, and this Agreement shall otherwise remain in full force and effect.

11.           Negative Covenant of Owner.  Owner shall not enter into any contract or lease with respect to the ownership or operation of the Remaining Property if doing so will have a material adverse effect on the proposed use and development thereof in accordance with the Concept Plan, unless (a) doing so is required by a Governmental Authority, (b) said contract or lease is approved by Developer, or (c) the contract or lease can be terminated in connection with the execution of a Ground Lease for the affected portion of the Remaining Property.

12.           Closing Costs.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Closing occurs, on the Closing Date, Owner shall reimburse CPT for the cost of (a) the Title Policy (excluding the cost of any endorsements other than extended coverage) issued with respect to said Closing, and (b) the Updated Survey prepared with respect to said Closing.  In addition thereto, Owner shall bear the cost to record any instruments necessary to clear Owner’s title, one-half the cost of the Escrow and all state and county transfer taxes.  CPT shall bear the cost of one-half the cost of the Escrow.  The cost of any municipal transfer taxes applicable to this transaction shall be paid by the party made responsible for the payment of the same by the applicable ordinance with respect thereto, and in the absence of such a mandate in the ordinance, by CPT.  All other costs and expenses in connection with the transaction contemplated by this Agreement shall be borne by CPT and Owner in the manner in which such costs and expenses are customarily allocated between the parties at closings of real property similar to the Project in the DuPage County, Illinois area.  Except as provided in Section 19(l) below, each party hereto shall pay its own attorneys’ fees incurred with respect to the preparation and negotiation of this Agreement and the closing of the transaction contemplated hereby.

13.           Condemnation.  In the event that any portion of the Remaining Property is taken pursuant to a condemnation or eminent domain proceeding, this Agreement shall be terminated as it relates to the portion of the Remaining Property taken pursuant to a condemnation or eminent domain proceeding, and Owner shall be entitled to all awards pertaining to the portion of the Remaining Property taken pursuant to a condemnation or eminent domain proceeding.  In such event, (a) the provisions of this Section 2(g) shall apply, (b) Developer shall have no further right or option to lease such portion of the Property, (c) Owner shall be entitled to deal with such portion of the Property free and clear of any rights of Developer, and (d) this Agreement shall otherwise remain in full force and effect.

Developer agrees that Owner may contest any such condemnation or eminent domain proceeding or threat thereof.

14.           Default; Remedies.

(a)           Owner Default.  If Owner should breach any of its covenants, conditions, representations or warranties contained in this Agreement or should fail to consummate the transactions contemplated herein for any reason other than a Developer Default (an “Owner Default”), CPT may, upon five days’ written notice to Owner in the case of failure to pay money, and 30 days’ written notice to Owner in the case of all other defaults, if such breach or failure is not cured within such five or 30 day period (or, in the case of defaults (other than the failure to pay money), which by their nature reasonably require more time to remedy, than within such reasonable additional time (not to exceed an additional 90 days)), in addition to all other remedies contained elsewhere in this Agreement (but subject to any provision providing for exclusive remedies (i) terminate this Agreement, without further liability on the CPT’s part (except for indemnity obligations); (ii) seek direct money damages from Owner (but not consequential or other indirect damages); or (iii) enforce specific performance of this Agreement.

(b)           Developer Default.  If Developer should breach any of its covenants, conditions, representations or warranties contained in this Agreement or should fail to consummate the transactions contemplated herein for any reason other than an Owner Default (a “Developer Default”), Owner may, upon five days’ written notice to Developer in the case of failure to pay money, and 30 days’ written notice to Developer in the case of all other defaults, if such breach or failure is not cured within such five or 30 day period (or, in the case of defaults (other than the failure to pay money), which by their nature reasonably require more time to remedy, than within such reasonable additional time (not to exceed an additional 90 days)), in addition to all other remedies contained elsewhere in this Agreement (i) terminate this Agreement, without further liability on the Owner’s part (except for indemnity obligations); (ii) seek direct money damages from CPT (but not consequential or other indirect damages), including the right to accelerate payments due under the then effective Guaranteed Payment Schedule; or (iii) enforce specific performance of this Agreement.

15.           Brokers.  The parties mutually warrant and represent to the other that neither has authorized any broker to act on its behalf in respect of the transactions contemplated hereby and that neither has dealt with a broker in connection therewith.  Each of the parties shall indemnify and save the other harmless from any claim by any broker or other person for commissions or other compensation for bringing about the transactions contemplated hereby where such claim is based on the purported employment or authorization of such broker or other person by such party.

16.           Environmental Matters.

(a)           The term “Hazardous Materials” shall mean any substance, material, waste, gas or particulate matter which is regulated by any local Governmental Authority, the State of Illinois, or the United States Government, including, but not limited to, any material or substance which is (i) defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” or “restricted hazardous waste” under any provision of Illinois law, (ii) petroleum, (iii) asbestos, (iv) polychlorinated biphenyl, (v) radioactive material, (vi) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq., (33 U.S.C. §1317), (vii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (viii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601).  The term “Environmental Laws” shall mean all statutes specifically described in the foregoing grammatical sentence and all federal, state and local environmental, health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials.

(b)           Owner represents and warrants that to its knowledge and except as disclosed in any of the Property Documents, and except as set forth in Schedule 16(b) attached hereto, as of the Effective Date: (i) the Property is in material compliance with all Environmental Laws; (ii) no notice, demand, claim or other communication has been given to or served on Owner, from any governmental body claiming any violation of any Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources (any of the foregoing, whether now existing or hereafter brought, is herein called a “Claim”); (iii)  no above ground or underground storage tanks are currently located on the Property; and (iv) no Hazardous Material has been discharged, dispersed, released, disposed of, or allow to escape on, under or in the Property in violation of Environmental Law.  If any such representation is in any manner inaccurate or any such warranty is in any matter breached (collectively, “Breach”), and if such Breach gives rise to or results in liability (including, but not limited to, a response action, remedial action or removal action) under any Environmental Laws or any existing common law theory based on nuisance or strict liability, or causes a significant effect on public health, Owner shall promptly take any and all remedial and removal action as required by law to clean up the Property, mitigate exposure to liability arising from, and keep the Property free of any lien imposed pursuant to, any Environmental Laws as a result of such Breach.

(c)           Additionally, but not in lieu of Owner’s affirmative undertakings set forth in Section 16(b), above, Owner agrees to indemnify, protect, defend and hold Developer harmless from and against any and all losses, damages, causes of action, judgments, damages, costs and expenses that Developer may suffer or incur as a result of any Breach.

17.           Owner’s Right to Lease.  Subject to the terms and conditions set forth in this Section, in addition to the Owner’s right to deal with the Remaining Property in accordance with other terms and provisions of this Agreement, Developer acknowledges and agrees that, in the event that Owner presents Developer in writing with a specific opportunity to develop a portion of the Remaining Property for a specific user (hereinafter referred to as the “Owner Procured Opportunity Offer”) and Developer elects not to accept the Owner Procured Opportunity Offer, Owner shall have the right to develop or cause a third party developer (the “Third Party Developer”) to develop the Owner Procured Opportunity Offer, subject to the following:

(a)           Any improvement to be constructed in connection therewith shall comply in all material respects with the Concept Plan and the Design Standards;

(b)           If Developer has good faith concerns that the Site Selection Criteria have not been satisfied, then Developer, may within 15 days after its after its rejection of the same, notify Owner of such concerns.  Either party may invoke the Dispute Resolution Procedure set forth in Exhibit G to resolve any issues regarding whether the Site Selection Criteria have been satisfied.

(c)           In the case of any Third Party Developer (other than a government, governmental agency, college, school or university or other public entity), the land cost shall not be materially less that the present value of the Base Rents that would have been paid by Developer under a Ground Lease (at the rental rates specified in Exhibit D) during the initial 50 year term.

Notwithstanding anything to the contrary contained in this Section, Owner’s right to develop or cause a Third Party Developer to develop an Owner Procured Opportunity Offer shall be limited as follows:  (i) commencing on the Effective Date and ending on the Initial Termination Date, Owner’s right to develop or cause a Third Party Developer to develop an Owner’s Procured Opportunity Offer shall be limited to 25 acres, in the aggregate; and (ii) commencing on the day following the Initial Termination Date, and ending on the Subsequent Termination Date, Owner’s right to develop an or cause a Third Party Developer to develop an Owner Procured Opportunity Offer shall be limited to 25 acres, in the aggregate.

18.           Notices.  All notices, demands, requests and other communications under this Agreement shall be in writing and shall be deemed properly given, served and received (i) on the date sent, if delivered by hand; (ii) one day after the date such notice is deposited with an overnight delivery service; (iii) on the date sent, if delivered via facsimile at the number(s) set forth below, on or before 5:00 p.m. local time, with a hard copy to follow by overnight delivery service; (iv) on the date when received with proof of receipt to the party to whose attention it is directed or when such party refuses to accept receipt if sent, postage prepaid, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If intended for Developer:

Mr. Fred Reynolds

CenterPoint Properties Trust

1808 Swift Drive

Oak Brook, Illinois 60523-1501

Facsimile Number: (630) 586-8010

with a copy to:

Mark S. Richmond, Esq.

Katz Randall Weinberg & Richmond

333 West Wacker Drive, Suite 1800

Chicago, Illinois 60606

Facsimile Number: (312) 807-3903

If intended for Owner:

Executor Director

DuPage Airport Authority

2700 International Drive

Suite 200

West Chicago, Illinois 60186

Facsimile Number: (630) 584-3022

with a copy to:

Lawrence C. Eppley, Esq.

Bell, Boyd & Lloyd LLC

Three First National Plaza

70 West Madison Street

Suite 330

Chicago, Illinois 60602

Facsimile Number: (312) 827-8035

and to:

Executive Director

DuPage County Technology Park

2700 International Drive

Suite 100

West Chicago, Illinois 60185

Facsimile Number: (630) 587-0543

with a copy to:

George Maurides

Maurides & Foley

2 North LaSalle Street

Suite 1800

Chicago Illinois 60602

Facsimile Number: (312) 332-5666

or such other address or to such other party which any party entitled to receive notice hereunder designates to the others in writing by a notice duly given hereunder.

19.           Miscellaneous.

(a)           Entire Agreement.  It is understood and agreed that all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, the exhibits and schedules attached hereto and the instruments and documents referred to herein, which alone fully and completely express their agreements, and that neither party is relying upon any statement or representation, not embodied in this Agreement, made by the other.  Each party expressly acknowledges that, except as expressly provided in this Agreement, the other party and the agents and representatives of the other party have not made, and the other party is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the transactions contemplated hereby.  The preparation of this Agreement has been a joint effort of the parties hereto, and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

(b)           Non-Foreign Certificate.  If required by the Title Company, Owner shall provide Developer, on or before each Closing Date, with a non-foreign certificate sufficient in form and substance to relieve Developer of any and all withholding obligations under federal law, which certificate shall be reasonably satisfactory to Developer and the Title Company.

(c)           Modifications.  No modification, amendment, discharge or change of this Agreement, except as otherwise provided herein, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, amendment, discharge or change is sought.

(d)           Governing Law and Interpretation.  The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in that state.  The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement.  Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and the words importing the singular number shall mean and include the plural number and vice versa.  Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.  The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

(e)           Survival.  Unless expressly stated otherwise and except to the extent provided in a Ground Lease or a Closing Certificate, no representation or warranties of the parties shall survive any Closing.

(f)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)           Captions.  The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement of any of the provisions thereof.

(h)           Memorandum.  Either party shall execute a memorandum of this Agreement at the request of the other party, which may be recorded with the appropriate county authority.

(i)            Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(j)            Partial Invalidity.  Owner and Developer intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions in this Agreement which is or are not materially related to the liability of the parties hereto or to the conditions to Developer’s obligations to consummate the transaction contemplated herein is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Owner and Developer that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Developer and Owner under the remainder of this Agreement shall continue in full force and effect.  If any provision or provisions which is or are material as set forth above are found to be illegal, invalid, unlawful, void or unenforceable as written, this Agreement may, at the option of either party, be terminated without further obligation to either party (except for indemnity obligations).

(k)           Time for Performance.  Time is of the essence of this Agreement.  Whenever under the terms of this Agreement the time for performance falls on a Saturday, Sunday or Legal Holiday, as defined in 205 ILCS 630/17, such time for performance shall be on the next day that is not a Saturday, Sunday or Legal Holiday.  In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included.

(l)            Professional Fees.  In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party rising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom.

(m)          Assignment.  The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns to the extent permitted hereunder.  Notwithstanding anything to the contrary contained herein, however, no conveyance, assignment or transfer of any interest whatsoever of, in, or to the Property or of this Agreement shall be made by CPT, except (i) that it may assign to an Affiliate or a Designee the right to lease and develop a Ground Lease Property, and (ii) as may be expressly provided in a Ground Lease.  No such assignment to an Affiliate or Designee shall relieve CPT from its obligations under this Agreement.

As used herein, “Affiliate” means with respect to a specified person or entity, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity;

“Control,” “controlled” or “controlling” or words or phrases of similar import means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise; and

“Designee” means an entity in which CPT has an ownership interest that is not an Affiliate and who is reasonably satisfactory to Owner.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CPT:	CENTERPOINT PROPERTIES TRUST, a
Maryland real estate investment trust

Dated:	By:	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Its:	President and Chief Operating Officer

ATTEST:

	By:	/s/ Paul S. Fisher
	Name:	Paul S. Fisher
	Its:	Chief Financial Officer

OWNER:	DUPAGE AIRPORT AUTHORITY,
an Illinois municipal corporation

Dated:	By:	/s/ David Bird
	Name:	David Bird
	Its:	Executive Director

ATTEST:

	By:	/s/ Jack Tenison
	Name:	Jack Tenison
	Its:	Executive Director DuPage Tech Park